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                                                                    Exhibit 23.9

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the reference to our firm under the caption "Experts" and the incorporation by reference in Post Effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-4 and Prospectus of Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company of our report dated March 1, 1996 on the financial statements of Historic Hotel Partners of Birmingham, Limited Partnership, our reports dated October 8, 1997 and February 28, 1997 on the financial statements of Historic Hotel Partners of Chicago Limited Partnership, and our reports dated October 8, 1997 and February 21, 1997 on the financial statements of Historic Hotel Partners of Nashville Limited Partnership.


                                       /s/ Pannell Kerr Forster PC

Alexandria, Virginia
October 30, 1997